Exhibit 99.2

Analog Devices Increases Quarterly Cash Dividend by 2 Cents to $0.42 Per Share and Increases Share Buyback Authorization to $1 Billion

NORWOOD, Mass.--(BUSINESS WIRE)--February 16, 2016--Analog Devices, Inc. (NASDAQ: ADI) today announced that its Board of Directors has voted to increase its quarterly dividend by 2 cents to $0.42 from $0.40 per outstanding share of common stock.

In addition, the Board of Directors has approved an increase to the Company’s share repurchase authorization to $1 billion. As of January 30, 2016, the Company had $415 million remaining under its previous authorization.

“We are pleased to announce this increase to our dividend,” said Vincent Roche, President and CEO. “The cash generation capacity of our business has enabled us to pay our shareholders a dividend every quarter since December 2003, and to increase our dividend thirteen times over that same period. We have returned to our shareholders more than $3.4 billion through our dividend, which we believe shows our strong commitment to shareholder returns.”

The increase is effective with the dividend payable on March 8, 2016 to shareholders of record as of the close of business on February 26, 2016. The payment of any future quarterly dividends, or a future increase in the quarterly dividend amount, will be at the discretion of the Board and will be dependent upon ADI’s financial position, results of operations, outlook, liquidity, and other factors deemed relevant by the Board.

Analog Devices commenced its stock repurchase program in fiscal year 2004, and since that date the Company has repurchased approximately $5.2 billion of its outstanding shares. Under the program, the Company may repurchase shares from time to time on the open market or in privately negotiated transactions. ADI management will determine the timing and amount of shares repurchased.

About Analog Devices
Analog Devices designs and manufactures semiconductor products and solutions. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure and connect. Visit http://www.analog.com.

CONTACT:
Analog Devices, Inc.
Mr. Ali Husain, 781-461-3282 (phone)
781-461-3491 (fax)
Treasurer and Director of Investor Relations
investor.relations@analog.com